Exhibit 99.2


LUCENT TECHNOLOGIES


SENIOR LEADERSHIP UPDATE


April 2, 2006




IN THIS ISSUE: Alcatel And Lucent to Merge and Form World's Leading Communications Solutions Provider

      News Release
      Talking Points
      Q&A

Today, Lucent announced with Alcatel that we have entered into a definitive merger agreement to create the first truly global communications solutions provider with the broadest wireless, wireline and services portfolio in the industry. The primary driver of the combination is to generate significant growth in revenues and earnings based on the market opportunities for next-generation networks, services and applications, while yielding significant synergies. The combined company's increased scale, scope and global capabilities will enhance its long-term value for shareowners, customers and employees.

The combined company, which will be named at a later date, will have an aggregate market capitalization of approximately Euro 30 billion (US$36 billion) based upon the closing price on Friday, March 31. Based on calendar 2005 sales, the combined company will have revenues of approximately Euro 21 billion (US$25 billion), divided almost evenly among North America, Europe and the rest of the world. As of Dec. 31, 2005, the combined companies had about 88,000 employees.

The combined company will be incorporated in France with executive offices located in Paris. Serge Tchuruk will serve as non-executive chairman and Pat Russo will be CEO. The North American operations will be based in New Jersey, USA, where global Bell Labs will remain headquartered. The transaction is expected to be completed in six to 12 months. Until the merger is completed, both companies will continue to operate their businesses independently.

While this is exciting news for the company, it will generate a lot of questions and raise some concerns among our employees so communications will be critical. This morning, Pat Russo sent a letter out to all employees. Frank D'Amelio will hold a senior leader call at 11:30 a.m. on Monday. Please listen by calling 1-800-881-5262 in the U.S. or +1- 706-645-9731 outside the U.S. Please dial in at least 10 minutes early to allow time to be added to the call.

Frank also will host a Web cast for all employees from the Murray Hill Oak Rook at 1:30 p.m. Monday. Pat will have an all-employee broadcast at 11:30 a.m. on Tuesday from the Murray Hill auditorium. Watch LTtoday for more details for the all-employee Web cast and broadcast. In addition, we are sending out a SalesEdge alert to the sales teams.

To help you hold discussions with the members of your team, please refer to the press release, and the talking points and Q&As below. Clearly, there are many issues that need to be worked out, but we will strive to keep everyone updated as appropriate throughout this entire process. We have set up Web site off of myLucent to be our central communications point.



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There is an extraordinary amount of external interest in this merger, and you need to remind your teams that all calls from reporters, industry and financial analysts or others should be referred to the appropriate people within the company. It is important to remember our corporate policy on "Promoting Lucent's Interests" and making public comments about such situations. Please be sure that you and all members of your team are familiar with the policy, which can be found in our Business Guideposts. (To view the policy, click here, highlight View Only and select Promoting Lucent's Interests, then select Speaking Publicly on Lucent's Behalf.)

In addition, be sure you and your teams consult with Legal and Public Relations before releasing any information either internally or externally about the merger.

News Release

To read today's joint news release on the Alcatel and Lucent merger, click here.

Talking Points

Today, we announced the combination of Alcatel and Lucent to create the world's leading communications solutions provider.

This combination is about a strategic fit between two experienced and well-respected global communications leaders who together will become the global leader in convergence.


0      It will preserve the key strengths and common culture of technical excellence and innovation in each company, while enabling the combined company to be uniquely positioned for success, growth and value creation from next-generation networking, solutions and services.

0      The combined people, capabilities and customer relationships will enhance our competitive standing in the high-growth areas of next-gen networks, including 3G wireless, IMS, broadband access, optical, applications and services.


0      The combination will make us the premier leader in a communications networks, applications and services industry that is growing more than 6% a year in aggregate -- and faster in key technologies.


What these companies can accomplish together far exceeds what we could do alone. A combined Alcatel and Lucent will:

0      Be global in scale.
0      Have clear leadership in next-gen networks as the global leader in convergence.
0      Boast one of the largest R&D capabilities focused on communications.
0      Employ the largest and most experienced global services team in the industry.
0      Create long-term shareholder value with ownership in the most dynamic, global player in communications networking.

With this combination, we will have No. 1 leadership in communications solutions with the broadest wireless and wireline portfolio. Together we will be:
0      No. 1 in wireline
0      No. 2 in wireless
0      No. 2 in services

And we will have:



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0      The most extensive globally deployed services and support
organization with more than 24,000 people.
0      Leading positions in IPTV, IMS next-gen networks and spread-spectrum wireless technology.
0      One of the largest R&D capabilities in the industry with innovations that span from the service provider to the enterprise and a total R&D spend of Euro
2.4 billion (US $2.9 billion).
0 2005 revenues in excess of Euro 20 billion (US$25 billion).
0      Deep relationships with the world's largest service providers.
0      Annual pre-tax cost synergies of approximately Euro 1.4 billion (US$1.7 billion) to be achieved within three years, a substantial majority of which is expected to be achieved in the first two years.

This combination gives us a distinct time-to-market advantage and the most comprehensive portfolio in the industry to address the growth segments for network transformation.

This merger matches the way our industry is evolving in terms of:
0      Greater geographic balance and diversification
0      A portfolio with the breadth and innovations to deliver convergence
0      Strong services component to design and manage next-gen networks
0      And a large R&D investment to foster innovations

An experienced international management team will be combining the best of both companies. Two highly regarded business leaders who share a common vision will lead this combined company.

0 Serge Tchuruk will be the non-executive Chairman, and Pat Russo will be the
CEO.
0      Mike Quigley, COO;
0      Frank D'Amelio, Senior EVP, who will oversee the integration and the operations;
0      Jean-Pascal Beaufret, CFO;
0      Etienne Fouques, EVP, who will supervise the emerging countries strategy;
0      Claire Pedini, Senior VP, Human Resources

Additional organization and management team announcements will be made at a future date.


Q&A


Why are we merging with Alcatel?


The primary driver of this combination is to generate significant growth in revenues and earnings based on the market opportunities for next-generation networks, services and applications while yielding significant synergies. The combined company's increased scale, scope and global capabilities will enhance its sustainable shareowner value from year one.

This combination is about a strategic fit between two experienced and well-respected global communications leaders, who together will become the global leader in convergence. What these companies can accomplish together far exceeds what we could do alone. The combined people, capabilities and customer relationships will enhance our competitive standing in the high-growth areas of next-gen networks, including 3G wireless, IMS, broadband access, optical, applications and services.

A combined Alcatel and Lucent will:
0      Be global in scale.
0      Have clear leadership in next-generation networks as the global leader in convergence.
0      Boast one of the largest R&D capabilities focused on communications.
0      Employ the largest and most experienced global services team in the industry.


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0      Create sustainable shareowner value with ownership in the most dynamic, global player in end-to-end communications solutions.


 Why are we doing this now?


Now is the optimal time because this combination gives both companies a distinct time-to-market advantage in a market that is changing significantly. This is the first Tier 1 combination in equipment suppliers, which gives us a great start.

Scale and speed to market have become even more critical as the communications landscape changes rapidly due to competition, consolidation and complexity - three industry forces that now make this combination a logical and prudent course for both Alcatel and Lucent.
0      Customers' competitive landscape continues to be under tremendous change as the boundaries between the telecom, media and Internet worlds converge.
0      The telecom industry continues to consolidate.
0      A new cycle of network transformation is taking place, as the lines between enterprise, wireless and wireline networks continue to blur, which introduces even greater complexity to our customers' networks.

The winners in this type of marketplace will be defined by having partners who respond most quickly and with the most agility to the changing market dynamics. New opportunities have developed that make this combination more logical and potent than ever. This combination gives us that advantage in terms of our global footprint and investment euros for R&D. It also gives us the largest services and support team in the industry.

The IP transformation will be at the heart of next-generation networks, wireline, wireless and converged networks and solutions. It necessitates a comprehensive solution and view of the network. Alcatel and Lucent combined will have the most robust portfolio of wireless, wireline NGN/IMS, converged products and applications and integration capabilities.

What will be the name and what will the logo look like?

A joint working group will be created to work on these topics so that name and logo of the new company can be revealed at closing date.


Where will the new company be located?  Who will lead it?


The combined company will be incorporated in France with executive offices located in Paris. The North American operations will be based in New Jersey, USA, where global Bell Labs will remain headquartered.

Two highly regarded business leaders who share a common vision will lead this new company. Serge Tchuruk will be the non-executive Chairman, and Pat Russo will be the CEO. In addition, an experienced international management team will be combining the best of both companies.

The combined company will be managed by a team that reflects a balance between the two organizations, taking into account the best talents of each company and the multicultural nature of its workforce. Beginning immediately after closing, there will be a Management Committee that will work towards this end, while ensuring continuity in the management of the two companies. This Management Committee of the combined company will be headed by Pat Russo, CEO, and will also consist of Mike Quigley, COO; Frank D'Amelio, Senior EVP, who will oversee the integration and the operations; Jean-

Pascal Beaufret, CFO; Etienne Fouques, EVP, who will supervise the emerging countries strategy; and Claire Pedini, Senior VP, Human Resources. Additional organization and management team announcements will be made at a future date.

Between signing and closing, Tchuruk and Russo will supervise an integration team to be nominated shortly, which will seek to ensure that synergies will start to be realized as soon as closing takes place.

The board of directors will have equal representation from each company, including Tchuruk and Russo, five of Alcatel's current directors and five of Lucent's current directors. The board will also include two new independent European directors to be mutually agreed upon.




Why Alcatel and Lucent?


Alcatel and Lucent represent a unique business combination of two companies that share the same vision and that will benefit from an excellent geographic, product portfolio and customer fit. This combination will create the world's leading global communications solutions provider.

The combined company will have a balanced global presence with about:
0      34% of revenues coming from North America
0      35% coming from Europe
0      31% from Asia-Pacific and the rest of the world.

Alcatel and Lucent's products and customer base are complementary and will create:
0      A leader - No. 1 in wireline, No. 2 in wireless (No. 1 in CDMA) and
No. 2 in services.
0      A well-diversified, global customer base and a strong position for expansion into emerging regions with a presence in more than 130 countries.

These two companies have a shared vision of where networks are going, a shared understanding of customer needs and a shared culture of technical excellence and innovation. We will have the largest and most experienced global services and support team in the industry. We will have leadership in next-generation communications solutions technologies.

The combination of Alcatel and Lucent R&D organizations will result in the premier R&D institution for communications and we will be able to increase the scale of our global R&D.

As a result, the combined companies will have an enhanced global footprint, the most comprehensive telecom product portfolio and one of the largest and most innovative R&D capabilities.

The strategic combination will create sustainable shareowner value for both companies who will benefit from owning the leading global player in the communications industry.

The right time, the right solutions, the right companies.

Why are we calling this a merger of equals when Alcatel is getting approximately 60% and Lucent is getting approximately 40%?

We believe that this is the best unparalleled combination taking into account the unique and complimentary strengths brought by each company.

Also, it's important to remember that there are other factors that make this a merger of equals besides share distribution, such as governance, management team and structure:

0      The new combined company will be incorporated in France, with executive offices in Paris. The North American operations will be based in New Jersey, U.S.A., where global Bell Labs will remain headquartered.
0      Two highly regarded business leaders who share common values, vision, and business philosophy will lead this new company. Serge Tchuruk will be the non-executive Chairman, and Pat Russo will be the CEO. In addition, an experienced international management team will be combining equally the best of both companies.
0      The board of directors will have equal representation from each company, including Tchuruk and Russo, five of Alcatel's current directors and five of Lucent's current directors. The board will also include two new independent European directors to be mutually agreed upon.
0      Mike Quigley, COO; Frank D'Amelio, Senior EVP - will oversee the integration and the operations; Jean-Pascal Beaufret, CFO; Etienne Fouques, EVP
- will supervise the emerging countries strategy; and Claire Pedini, Senior VP, Human Resources. Additionalorganization and management team announcements will be made at a future date.

How will our customers react to this development?

Early reaction from our customers has been positive. Our customers will benefit from a partner with the scale and scope to design, build and manage increasingly complex networks that deliver the most advanced communications experience to the end-user. That is what this combination will deliver with an unparalleled focus on execution, innovation and service for our customers.

The combined company will offer strong benefits to customers, including:
0      A broad innovative vision for next-generation networks backed by Alcatel and Lucent's excellence and ingenuity.
0      A one-stop shop for the solutions, applications and services that will help us deliver converged services in the IP world. 0 A leader across all areas defining next-gen networks.
0      The leading end-to-end network integration and services players for an increasingly converged world.
0      A local partner with global reach.
0      A sustainable competitive advantage and staying power.


We tried this once before in 2001. What makes us think it could succeed now?


In May 2001, both Lucent and Alcatel determined that it was not the optimal time to complete a merger. Over the last five years, the communications industry and these companies have continued to change.

Competition, consolidation among customers, and complexity have intensified. And, both Lucent and Alcatel have each adapted on their own with more streamlined operations, stronger financials and the introduction of innovative solutions for converged services.

We each come to this decision today from a stronger position looking at how to grow this new company - not from more challenging positions in 2001 when survival was a major driver of our exploration.

The simple truths remain five years later; these companies:
0      Have a perfect match of geography, products and people.
0      Can produce the scale and scope to competitive advantage, even more effectively.
0      Share a vision of the future of networking transformation.
0      Can enhance sustainable shareowner value as a combined entity.

I understand that the prime motivator behind this deal is to grow the business, but there are bound to be some duplication between the two companies. What are the expected synergies (cost reductions, leveraging Alcatel, leveraging Lucent)?

We've mutually identified annual pre-tax cost synergies of approximately EUR1.4 billion / $1.7 billion to be achieved within three years, a substantial majority of which is expected to be achieved in the first two years. The net present value (NPV) of cost synergies are approximately EUR10 / $12 billion.

The synergies are expected to come from several areas, including:
0      Consolidating support functions.
0      Optimizing the supply chain and procurement structure.
0      Leveraging R&D and services cross a larger base.

What will happen to our jobs? How will they decided who keeps their jobs?
We expect approximately 10 percent reduction in the global work force across the businesses and regions. We will take a fair and balanced approach, conducting a thorough analysis of our global workforce. We will take into account the needs of each business and of each marketplace, to ensure we are best positioned to serve our customers' needs, while achieving a competitive cost structure. We intend to maintain the appropriate workforce level to do that.

After these initial job reductions, this combination should create a growing, global and more stable workplace for our people by building the world's leading communications solutions provider. We would expect that these combined businesses would enable us to do more for our customers, our investors and our people.

What happens to our compensation and benefits?
The Merger Agreement provides that the benefit programs for each company will remain, in aggregate, the same for one year after the merger closing. During this year, analysis will be done to determine the best strategy going forward. Local compensation and benefit market practices will influence any consolidation of plans. It is the intention to have over time consistent plans and policies for each market.

What type of severance packages will be available?

The Merger Agreement provides that the existing severance benefits for both companies will remain in effect for two years following the close of the merger.

What happens to the Lucent stock we hold in our 401(k) plans?

The stock will be treated the same as all other shares of Lucent stock in that they will be converted to stock of the combined company at the agreed upon exchange ratio.

There is bound to be some overlap in our product lines. How will we manage that?

We will undertake a rigorous technology-by-technology, product-by-product review of both portfolios. We will look at several things, such as the impact on our customers if we make any changes, which product or technology has the most promise going forward, what areas are likely to have the most growth, the investments required, etc.


What happens to Bell Labs?  Will it keep its name?


The combined company will retain Bell Labs and its name. The combined company intends to form a separate, independent U.S. subsidiary holding certain contracts with U.S. government agencies. This


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subsidiary would be separately managed by a board, to be composed of three independent U.S. citizens acceptable to the U.S. government. This type of structure is routinely used to protect certain government programs in the course of mergers involving non-U.S. parties.

Who approached whom?

Like everyone else in the industry, Alcatel and Lucent continuously had informal discussions and exchanged views on the future of telecom. More strategic discussions earlier this year ultimately resulted in today's announcement.

Is this a merger or an acquisition of one company by the other?

It is a merger of equals. There will be a stock-for-stock merger with a fixed exchange ratio of 0.1952. Upon completion of the merger, Alcatel shareholders will own approximately 60 percent of the combined company and Lucent shareholders will own approximately 40 percent of the combined company.

In legal terms, the deal is structured as a reverse triangular merger, after which Lucent will become a subsidiary of Alcatel, and Lucent shareowners will receive a tax-free exchange of Alcatel American Depositary Shares (ADRs) for Lucent shares. These structures are common in mergers of this type and most mergers involving U.S. public companies are done this way.

What happens to Alcatel and Lucent if, after announcing their intention to merge, the deal falls through?

We will work closely with the regulatory bodies in both the U.S. and Europe to obtain the necessary clearances.

Both companies will operate independently until the merger is completed. If the merger is not completed, both companies are prepared to continue with their separate strategies for success.

How long will the whole process take?

While we cannot speak for the regulatory authorities, we currently expect this merger to close in the next six to twelve months.

What do we do in the meantime?

Clearly the key thing we all have to do is make sure we keep our focus where it needs to be - on meeting the needs of our customers. We cannot afford to and miss any opportunity or any commitment. Until the merger is finalized, we will continue to operate as the independent company we are so that if the merger is not completed, both companies are prepared to continue with their separate strategies for success.

A separate transition team will be established with people from Lucent and Alcatel so that the rest of us can stay focused on the things we need to do now to ensure our success this quarter and for the rest of this year.


How can we make a merger this large work? Won't we have an incredible problem integrating the cultures of two companies?


Telecommunications is a global industry and it is beneficial to be close to the end-user to understand its needs - it is easier to serve a global customer base with global presence. Service providers will


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benefit from a supplier with the scale, R&D resources and global experience to build large, increasingly complex and advanced networks. The combined company will be that company - a local partner with global reach.

An experienced transition team will be established with members from both companies who will focus on ensuring a smooth transition.

Both companies are experienced in working with people from all cultures and operate in more than 130 countries. Alcatel has more than 70% non-French employees. Lucent has more than 41 percent non-US employees. At our core, we both have the same mission, the same strategy, and the same obsession with delivering next-generation networks for service providers around the world.

Alcatel was built over the years from different acquired companies, such as: ITT
(US) in 1987, Rockwell (US) in 1991, Teletra (Italy) in 1992, Nortel Submarine & Cables (UK) in 1994, DSC (US) in 1998, Genesys (US) and Newbridge Networks (Canada) in 2000, and Timetra in 2003. Furthermore, the creation of Alcatel Shanghai Bell in 2002 represented a major milestone enhancing the Alcatel footprint in China where currently the company employees about 6,800 people, of which approximately 2,000 are part of the R&D organization. Therefore, Alcatel is today one of the most multicultural companies in Europe (English is the official language of the company).

Lucent also was built over the years from different acquired companies, such as:
Telica (US) in 2004, Ascend Communications (US) in 1999, Yurie Systems, (US) in1998. Moreover, Lucent has major engineering centers across the globe: Major centers in the Americas are located in Westford, Mass., Holmdel, N.J.; Whippany, N.J.; Lisle/Naperville, Ill.; and Campinas, Brazil. Major centers in EMEA are located in Nuremberg, Germany; Swindon, England; Bydgoszcz, Poland; and Alcobendas, Spain. Major centers in Asia are located in Bangalore and Hyderabad, India; and in Shanghai, Qingdao, Beijing and Nanjing in China. There are additional smaller engineering offices around the world.



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